UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  November 25, 2013

CELSION CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-15911	52-1256615
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

997 Lenox Drive, Suite 100, Lawrenceville, NJ 08648-2311
(Address of Principal Executive Offices) (Zip Code)

(609) 896-9100

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Please see the disclosure set forth under “Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant,” which is incorporated by reference into this Item 1.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On November 25, 2013, Celsion Corporation, a Delaware corporation (“Celsion”), entered into a loan agreement with Hercules Technology Growth Capital, Inc. (“Hercules”) that would permit up to $20 million in new capital to be distributed in multiple tranches (the “Hercules Credit Agreement”). Celsion drew the first tranche of $5 million upon closing of the Hercules Credit Agreement on November 25, 2013 and used approximately $4 million of the proceeds to repay the outstanding obligations under its loan agreement with Oxford Finance LLC and Horizon Technology Finance Corporation. The Company anticipates that it would use any additional funding provided under the agreement for working capital or in support of its previously announced strategic acquisition initiative, which is designed to identify new technologies and clinical stage products for its development pipeline.

The obligations under the Hercules Credit Agreement are in the form of secured indebtedness bearing interest at a calculated prime-based variable rate. Payments under the loan agreement are interest only for the first twelve months after loan closing, followed by a 30-month amortization period of principal and interest through the scheduled maturity date.

As a fee in connection with the Hercules Credit Agreement, Celsion issued Hercules a warrant exercisable for a total of 194,986 shares of Celsion’s common stock (the “Warrant”) at a per share exercise price of $3.59, with 50% immediately exercisable for cash or by net exercise from November 25, 2013 and the remaining 50% to be exercisable upon Hercules funding any subsequent tranches. The Warrant will expire November 25, 2018. Hercules has certain rights to register the common stock underlying the Warrant pursuant to a Registration Rights Agreement with Celsion dated November 25, 2013. The registration rights expire on the date when such stock may be sold under Rule 144 without restriction or upon the first year anniversary of the registration statement for such stock, whichever is earlier.

The Hercules Credit Agreement contains customary covenants, including covenants that limit or restrict Celsion’s ability to grant liens, incur indebtedness, make certain restricted payments, merge or consolidate and make dispositions of assets. Upon the occurrence of an event of default under the Hercules Credit Agreement, the lenders may cease making loans, terminate the Hercules Credit Agreement, declare all amounts outstanding to be immediately due and payable and foreclose on or liquidate Celsion’s assets that comprise the lenders’ collateral. The Hercules Credit Agreement specifies a number of events of default (some of which are subject to applicable grace or cure periods), including, among other things, non-payment defaults, covenant defaults, a material adverse effect on Celsion or its assets, cross-defaults to other material indebtedness, bankruptcy and insolvency defaults and material judgment defaults.

Item 3.02  Unregistered Sales of Equity Securities.

Please see the disclosure set forth under “Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant” regarding the Warrant, which is incorporated by reference into this Item 3.02.

The purchase and issuance of the Warrant occurred concurrent with the closing of the Hercules Credit Facility and no separate consideration was paid for the Warrant.

The Warrant has not been registered under the Securities Act of 1933, as amended, and was issued pursuant to the exemptions from registration provided by Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated thereunder. The shares issued or issuable thereunder are restricted in accordance with Rule 144 under the Securities Act of 1933. The issuances and the potential issuances did not involve any public offering; the Company made no solicitation in connection with the private placement other than communications with the purchasers; the Company obtained representations from the purchasers regarding their investment intent, knowledge and experience; the purchasers either received or had access to adequate information about the Company in order to make informed investment decisions; the Company reasonably believed that the purchasers are capable of evaluating the merits and risks of their investment; and the shares potentially issuable thereunder are issuable with restricted securities legends.

This current report on Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy any security. The Warrant and the shares issued upon exercise thereof have not been registered under the Securities Act of 1933 or applicable state securities laws and may not be offered or sold in the United States or any state thereof absent registration under the Securities Act and applicable state securities laws or an applicable exemption from registration requirements.

Safe Harbor Statement

This Current Report on Form 8-K contains forward-looking statements. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of risks and uncertainties including, without limitation, Hercules may not issue additional loan tranches and has no obligation to issue them; Celsion may be unable to find suitable assets or companies to acquire on attractive terms; any failure to satisfy the closing conditions of subsequent borrowings of the credit facility; any increase in Celsion’s cash needs; unforeseen changes in the course of Celsion’s research and development activities and clinical trials; possible actions by customers, suppliers, competitors or regulatory authorities; and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission. Celsion undertakes no obligation to update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELSION CORPORATION

November 26, 2013	By:	/s/ Jeffrey W. Church
Jeffrey W. Church
Senior Vice President and Chief Financial Officer